Exhibit 4.12

ASSIGNMENT AGREEMENT

Concluded on 30 November 2016, in Budapest, Hungary, between:

1.	OTP Bank Plc., a legal entity existing under the laws of Hungary, registered with the Court of Registry, under No. 01-10-041585; having its seat at Hungary, H-1051 Budapest, Nádor utca 16. as the Assignor (hereinafter referred to as “Assignor”);

2.	Plaza Centers (Enterprises) B.V. a private company with limited liability organised under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, and with corporate seat: Startbaan 8, 1185 XR Amstelveen, Amsterdam, the Netherlands, registered with the trade register kept at the Netherlands Chamber of Commerce under number: 34281588as the Assignee (hereinafter referred to as “Assignee”), represented by based on a power of attorney Sándor Bíró (place and date of brith: Debrecen, 8th March, 1978.; mother’s name: dr. Kaszás Éva; address: 1068 Budapest, Király street 82. III. floor. 3/A; Hungarian i.d.No.: 128311AE, tax identification No.: 8406084650; personal i.d.No:: 1- 780308 -1465; Hungarian citizen)

(The Assignor and the Assignee hereinafter collectively referred to as the ‘’Parties’’)

PREAMBLE

WHEREAS:

a)	the Assignor has due receivable towards Adams Invest Business SRL. referred to as “Debtor”) based on the Loan Agreement, as such term defined below, which Receivables are explicitly listed in the Schedule 1 of this Agreement, which Schedule 1 is constituting and inseparable part of this Agreement;

b)	the subject of this Agreement is transfer of the Receivables listed in the Schedule 1 of this Agreement;

c)	the Parties have agreed to conclude this Agreement in accordance with Articles 6:193-201 of the Hungarian Civil Code.

THEREFORE, Parties mutually agreed as it follows:

1.	DEFINITIONS:

For the purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following meanings. In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa.

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1.1	“Business Day” means any day other than a Saturday, a Sunday or a day on which the Assignor, the Assignee or commercial banks in Hungary are closed for regular business.

1.2	“Debtor” means ADAMS INVEST BUSINESS SRL, a Romanian limited liability company, having its registered seat in Romania, Bucharest, 63-81 Calea Victoriei, building I1, ground floor, entrance B2, room no14, registered with Bucharest Trade Register under no J40/8860/2011, sole identification code 22147640

1.3	“Clausula Intabulandi’’ means declaration of mortgage inscription by which the Assignor irrevocably and unconditionally consents, approves and requests the deletion of the Mortgage registered for the benefit of the Assignor in respect of the Property,

1.4	“Collaterals” or “Securties” means, any and all Securties defined in the Loan Agreement, including but not limited to the Mortgage Agreement, Quota Pledge Agreement, Bank Account Pledge Agreement, Subordonation Agreement and Owwner’s and Sponsors Undertaking Agreement. and any other surety constituted with respect to the Transferred Receivable under the Loan Agreement for the benefit of the Assignor;

1.5	“Loan Agreement” means the credit facility agreements and the connected Security Documents concluded on 08.08.2007 and amended on 9th of July 2008., 30th of June 2009 and 1st of April 2010 which are the legal grounds for Transferred Receivables and which are explicitly listed in the Schedule 2 of this Agreement.

1.6	“Property” means real estates, on which mortgage was established as Collateral based on Mortgage Contract as listed in Schedule 2 of this Agreement.

1.7	“Sale Price” means 1,350,000 EUR (one million three hundred and fifty thousand euros) as agreed by the Assignors and the Assignee as an agreed consideration for Transferred Receivable.

1.8	“Transfer Date” means the date when the following conditions are cumulatively fulfilled: (i) execution of the Payment Obligation by the Assignee in accordance with Clause 3.1. of this Agreement and (ii) signing of the Option Pact for Sale for the Property between the Debtor, as Offeror and OTP Bank Plc. as Offeree in accordance with the Clause 3.2. of this Agreement

1.9	“Transferred Receivable’’ or “Receviables” means the amount of 10,005,132,52 EUR due and collectable towards the Debtor, according to Loan Agreements, on the signing date of this Agreement, which amount includes, due principal, regular and penalty interest, in accordance with the Schedule 1 of this Agreement.

2.	ASSIGNMENT OF TRANSFERRED RECEIVABLE

2.1	The Parties agree that the Assignor assigns to the Assignee the Transferred Receivable, its rights and obligations under the Loan Agreement and the Collaterals.

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2.2	The Transferred Receivable shall be effectively transferred from the books of the Assignor to the books of the Assignee on the Transfer Date.

The assignment of the Assigned Receivable shall become effective and the Assignee shall become creditor under respective Transferred Receivable under this Assignment Agreement on the Transfer Date.

2.3	Along with the assignment of the Transferred Receivable, the following accessory rights shall pass to the Assignee: due regular interest, due default interest, the securities (schedule 2) : mortgage on Property, and other Collaterals if any and any other collateral of Debtor or any third persons as a co-debtor and/or several debtor, especially the suretyship of AURA EUROPE SA, PLAZA-BAS BV, AURA INVESTMENTS LTD., PLAZA CENTERS NV thus there is no OTP Bank Plc claim above the Plaza Centers NV as guarantor against.

3.	SALE PRICE AND MANNER OF PAYMENT

3.1	The Assignee pays to the Assignor the Sale Price in the following manner:

The Sale Price, which is 1,350,000.00 EUR (one million three hundred and fifty thousand euros) (hereinafter referred as „Payment Obligation”) shall be paid by the Assignee not later than 30.11.2016 and it should be paid on the account of the Assignor

Beneficiary Name:

OTP Bank Plc, HungaryBeneficiary Account:            transfer via TARGET2

Account No.:

HU68117820075555555500000000

Currency:       EUR

SWIFT Code:    OTPVHUHB

Reference:        Sc Adams SRL.

3.2	The parties agree that simultaneously with the signing of this Agreement the Assignee shall provide the Option Pact for Sale notarized before the Romanian Notary Public in the form and substance as provided in the Schedule 4 of this Agreement.

3.3	The parties agree that within 8 Business days after the Transaction Date the Assignor shall provide the following document to the Assignee:

3.3.1	the duly signed Clausula Intabulandi in the form of a Notary Public document by which the Assignor irrevocably and unconditionally consents, approves and requests the deletion of the mortgage registered for the benefit of the Assignor.

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3.3.2.	all documents related to Transferred Receivable, including, but not limited to respective Loan agreement, Mortgage contracts, Real estate registry decision in regard to registration on the Property,

3.4.	The Contracting Parties hereby declare that payment of the Payment Obligation stated in the paragraph 3.1. of this Agreement is irrevocable.

3.5	The Parties agreed that, in case the Payment Obligation is not transferred to the account of Assignor by the Assignee till the deadline referred to in Clause 3.1 from whatever reason, this Agreement shall be deemed automatically terminated.

3.6	Amount referred to in Clause 3.1 item is determined as free of all taxes, fees, charges or costs, as well as all other duties and impositions if any, which are usually paid in transactions such as transaction hereto and in which respect the Parties concur that those obligations shall be borne by the Assignee.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ASSIGNOR

4.1	The Assignor represents and warrants to the Assignee on the Transfer Date that:

4.1.1	it has not assigned, charged, or otherwise disposed of any of its right, title and interest with respect to the Transferred Receivable to any third party and that the assignment of the Transferred Receivable is not prohibited by law or by any agreements between the Debtor and the Assignor, that the assignment is not restricted to creditor’s person and that the very nature of the Transferred Receivable is compatible with transferring to another;

4.1.2	the transferability of the Transferred Receivable is not limited or excluded by law, any action, trust deed, mortgage or other agreement or instrument to which the Assignor is a party or by which it or any of its assets is bound and title to the assets may be freely assigned to the Assignee;

4.1.3	the Transferred Receivable exists and is legally valid;

4.1.4	that there are enforcement procedures and other proceedings in relation to the Transferred receivable which are listed in the Schedule 3 of this Agreement which Schedule 3 is the joint part of this Agreement;

4.2	The Assignor undertakes that it shall if and when necessary according to any applicable law duly execute and deliver any necessary documents for any recording, filing, notification, registration, notarization of this Agreement or of a separate document referring to the Collaterals, as well as any other evidence, as maybe required in obtaining all the benefits under this Agreement and/or of the rights and powers herein granted, including any registrations that may be necessary to maintain valid or preserve this Agreement and/or the Collaterals.

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5.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ASSIGNEE

5.1	The Assignee hereby declares that it is acquainted with all facts regarding court and administrative proceedings listed in the Schedule 3 of this Agreement.

5.2	The Assignee hereby undertakes that it shall if and when necessary according to any applicable law duly execute and deliver any necessary documents for any recording, filing, notification, registration, notarization of this Agreement or of a separate document referring to the Collaterals, as well as any other evidence, as maybe required in obtaining all the benefits under this Agreement and/or of the rights and powers herein granted, including any registrations that may be necessary to maintain valid or preserve this Agreement and/or the Collaterals;

6.	EFFECTS OF THE SALE, NON-RECOURSE

6.1	The Transferred Receivable shall be transferred from the Assignor to the Assignee on the Transfer Date, on a non-recourse basis, whereupon all risks attached to the Transferred Receivable shall be transferred to the Assignee, including but not limited to (i) the risk of non-payment or delayed payment; or (ii) the risk of no realization or partial realization of the Collaterals;

6.2	The Assignee unconditionally and irrevocably accepts liability for the sale, on its own account and takes full risk of the Transferred Receivable, without recourse to the Assignor, and without any right of set-off or counter-claim. In respect of this and after the Transfer Date the Assignor bear no responsibility to the Assignee for (i) the failure of the Debtor to make payments according to the relevant Loan Agreement; (ii) the solvency of the Debtors or (iii) the failure to enforce the Transferred Receivable and the Collaterals;

6.3	The Assignor shall not assume any responsibility for the decisions regarding the Transferred Receivable made by the Assignee on the basis of its own analysis. In such respect, the Assignee hereby confirms that it has made and will be responsible for making its own appraisal of financial condition and quality of the Transferred Receivable, as well as of the creditworthiness of the Debtor;

6.4	The Assignors have no responsibility towards the Assignee for the collection of Transferred Receivable or concerning any auxiliary claim or right, and it is not in any way responsible to the Assignee for proper registration, possibility of transfer or realization of any of the Collaterals.

6.5	The Assignor shall relinquish the effective control over the Transferred Receivable as of the Transfer Date.

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7.	OTHER RIGHTS AND OBLIGATIONS OF THE PARTIES

7.1	The Assignee will be subrogated all rights and obligations towards the Debtor, the Assignor was entitled to prior occurrence of Transfer date.

7.2	The Debtor can make all objections to the Assignee from becoming notified of the assignment of the Transferred Receivables, as well as his personal objections.

7.3	The Assignor undertakes to notify the Debtor in writing about the assignment of the Transferred Receivable, within 8 (eight) business days from the Transfer Date.

7.4	The Assignor is obliged, if receives any amount paid on behalf of debt deriving from Transferee Receivable, following the Transfer Date, to immediately transfer respective amount to the Assignee.

8.	SEVERABILITY

8.1	Should the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions shall remain effective and binding on the Parties hereto. The invalid or unenforceable provision shall be replaced by a valid and enforceable provision that approximates as closely as possible to the intended economic purpose of the invalid or unenforceable provision.

9.	LANGUAGE

9.1	This Agreement shall be executed in English language.

10.	GOVERNING LAW AND DISPUTE RESOLUTION

10.1	This Agreement shall be governed by the prevailing and effective laws of Hungary.

10.2	The Parties shall endeavour to settle any dispute arising between them in relation to this agreement by way of an amicable compromise. Should nevertheless all such attempts fail the Parties shall subject themselves to the exclusive jurisdiction of the competent Hungarian courts.

11.	ENTIRE AGREEMENT

Parties mutually agree that this document along with the Schedules 1, 2, 3 and 4, represent entire Agreement regarding assignment of Transferred Receivable and supersedes all other representations, negotiations, arrangements, understandings or agreements and all other communications.

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12.	COMMUNICATION BETWEEN PARTIES

12.1	Notices and other communications under this Agreement shall be sent by the Parties in English, to the address set out below:

For OTP Bank:

To the attention of Ms. Mária Szakács-Erös and Mr. Csaba Tonkó Babér u. 7., 1131 Budapest, Hungary

Phone: +36 1 298 4686;

E-mail: szakacsm@otpbank.hu; tonkocs@otpbank.hu

Plaza Centers (Enterprises) B.V

To the attention of Mr. Bíró Sándor and Ms. Natália Orbán

Phone: + 36 1 462 7221

Email: birosandor@plazacenters.com / orbannatalia@plazacenters.com

13.	ENTERING INTO FORCE

13.1	This Agreement shall become effective upon signing by both Parties.

13.2	This Agreement has been signed by the Parties in (four) identical counterparts in English language.

OTP Bank Plc.

Plaza Centers (Enterprises) B.V

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